Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

RC-1 INC.

THE HOME INTEGRATOR HOLDINGS, LLC

and

THE MEMBERS OF

THE HOME INTEGRATOR HOLDINGS, LLC

NAMED HEREIN

Dated as of February 1, 2021

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) dated as of February 1, 2021 (the “Effective Date”), is by and among RC-1, Inc., a Nevada corporation (“RCCC”), The Home Integrator Holdings, LLC, a Delaware limited liability company (“Holdings”), and the individuals identified on Annex A hereto (together referred to herein as the “Members” and each a “Member”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

A.       RCCC has authorized 250,000,000 shares of common stock, $0.001 par value (the “Common Stock”), of which 10,000,000 shares shall be issued and outstanding as of the Closing Date, and has authorized 10,000,000 shares of preferred stock, $0.001 par value (the “Preferred Stock”), of which no shares are issued and outstanding as of the Effective Date.

B.       The authorized membership interests of Holdings consist of Class A Membership Interests (the “Class A Units”), and Class I Membership Units (the “Class I Units”, and together with the Class A Units, the “Membership Units”). Holdings has 8,300,000 outstanding Class A Units as of the Effective Date, all of which are owned beneficially and of record as set forth opposite each Member’s name on Annex A hereto. The Class I Units, which are considered “profits interests” under the rules and regulations of the IRS, are held by employees and service providers under vesting agreements, none of which have vested as of the Effective Date.

C.       At the Closing, each Member has agreed to exchange all of his, her or its (hereinafter “its”) Class A Units in exchange (the “Exchange”) for their proportionate share of an aggregate number of newly issued shares of Common Stock that shall represent ninety percent (90%) of the total issued and outstanding Common Stock immediately after such issuance (such shares, the “Exchange Shares”).

D.       Immediately prior to the Exchange, RCCC will amend and restate its articles of incorporation to, among other things, change its name to The Home Integrator, Inc.

E.       The Board of Directors of RCCC and the Board of Managers of Holdings have each determined that it is desirable to enter into this Agreement and to affect the Exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Amended Charter” means the amended and restated Articles of Incorporation of RCCC in such form attached as Exhibit A hereto.

“Asset and Liability Disposition” means the transfer and disposition of all assets and all Liabilities of RCCC existing as of immediately prior to the Closing, other than the Retained Assets and Liabilities.

“Benefit Plan” means each employee benefit plan, program or policy, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any stock option, bonus, incentive, deferred compensation, equity compensation or other equity-based plan or arrangement, severance arrangement, employment, consulting or offer letter, retirement, termination, retention, change in control, vacation, disability, death benefit, hospitalization, medical, welfare-benefit reimbursement, profit-sharing, incentive or fringe-benefit or similar arrangement, agreement, plan, practice, program or policy, in each case that a Party sponsors, administers, maintains or to which a Party contributes or is obligated to contribute, or under which a Party has any present or future obligations or Liability and that benefits any current or former employee, director, manager, or independent contractor of a Party or the dependents or beneficiaries of such employee, director or independent contractor.

“Board of Managers” means the Board of Managers of Holdings as established by the Holdings Operating Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the United States are authorized or required by Law to be closed for business.

“Class A Units” means the Class A membership interests of Holdings as defined in the Holdings Operating Agreement.

“Class I Units” means the Class I membership interests of Holdings as defined in the Holdings Operating Agreement.

“Company” means either Holdings or Del Valley, and “Companies” means Holdings and Del Valley collectively.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Del Valley” means The Home Integrator of the Delaware Valley, LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings.

“Del Valley Operating Agreement” means the Amended and Restated Operating Agreement dated as of November 30, 2020 of Del Valley.

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“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Exchange Shares by (b) the Pre-Closing Holdings Units, in which:

•	“Holdings Allocation Percentage” means 90%.

•	“Exchange Shares” means the product of (i) the Post-Closing RCCC Shares multiplied by (ii) the Holdings Allocation Percentage.

•	“Pre-Closing Holdings Units” means the total number of Class A Units outstanding immediately prior to the Closing, plus any the Class A Units issuable in respect of any outstanding options, equity awards, warrants or rights to receive such units, in each case, outstanding as of immediately prior to the Closing.

•	“RCCC Allocation Percentage” means 10%.

•	“Pre-Closing RCCC Shares” means the total number of shares of Common Stock outstanding immediately prior to the Closing after giving effect to any Reverse Stock Split, plus any Common Stock issuable in respect of any outstanding options, equity awards, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Closing after giving effect any the Reverse Stock Split.

•	“Post-Closing RCCC Shares” means the quotient determined by dividing (i) the Pre-Closing RCCC Shares by (ii) the RCCC Allocation Percentage.

“Fraud” means a claim for Delaware common law fraud against a Party in which such Party had actual (and not constructive) knowledge of the material inaccuracy of a representation at the time such representation was made and had specific intent to deceive another Party.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other nongovernmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holdings Disclosure Schedule” means the Disclosure Schedules delivered by Holdings concurrently with the execution and delivery of this Agreement.

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“Holdings Financial Statements” means a consolidated balance sheet of Holdings as of December 31, 2020, and a consolidated income statement of Holdings for the period from inception through December 31, 2020.

“Holdings Operating Agreement” means the Amended and Restated Operating Agreement dated as of November 30, 2020 of Holdings.

“Income Tax” or “Income Taxes” means the U.S. federal income Tax and any state, local or non-U.S. net income Tax or any franchise or business Tax incurred in lieu of a Tax on net income.

“Indebtedness” means, without duplication and with respect to a Party, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long- or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by a Party, on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any copyrights, patents, trademarks, internet domain names, technology rights and licenses, trade secrets, inventions, ideas, discoveries, innovations and rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction throughout the world and any other intellectual property or any similar, corresponding or equivalent right to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or any other similar knowledge qualification means the actual knowledge of a Party, including after it conducted a reasonable inquiry of Persons having primary responsibility for such matters.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of a Party or (b) the ability of a Party to consummate the Transactions.

“Material Adverse Effect on the Companies” means a Material Adverse Effect on the Companies taken as a whole on a consolidated basis.

“Name Change” means the amendment to RCCC’s Articles of Incorporation included in the Amended Charter to change the name of RCCC to “The Home Integrator Holdings, Inc.”

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“New Directors” means Michael M. Moe, John E. Parker and such other persons designated by Holdings prior to the Closing Date.

“New Equity Compensation Plan” means the new equity compensation plan of RCCC in such form attached as Exhibit B hereto, providing for the authority to issue equity awards for up to __% of the total issued and outstanding Common Stock immediately after the Closing.

“New Operating Agreement” means that certain Amended and Restated Limited Liability Operating Agreement of Holdings effective immediately after the Closing Date in such form attached as Exhibit C hereto.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; and (b) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement. In the case of Holdings, the Organizational Documents means its Certificate of Formation filed in the State of Delaware and the Holdings Operating Agreement. In the case of Del Valley, the Organizational Documents means its Certificate of Formation filed in the State of Delaware and the Del Valley Operating Agreement.

“Permits” means all permits, licenses, franchises, certificates, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“RCCC Disclosure Schedule” means the Disclosure Schedules delivered by Holdings concurrently with the execution and delivery of this Agreement.

“RCCC Shareholders” means those holders of Common Stock of RCCC that are holders on each of the Closing Date and a date that “Make Good Shares” are required to be issued pursuant to Section 7.12 hereto.

“Resignation Letters” means written resignation letters, in a form reasonably satisfactory to the Holdings, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of RCCC.

“Retained Assets and Liabilities” means the assets and Liabilities of RCCC set forth on Annex B hereto, if any, to be retained by RCCC after the Closing.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, escheat, unclaimed property, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” mean the New Operating Agreement, the Amended Charter, the New Equity Compensation Plan, and any other documents or agreements executed in connection with the Transactions.

“Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Transaction Documents or the consummation of the Transactions, in each case to the extent such costs, fees and expenses are payable or reimbursable by a Party, including (a) all fees and expenses payable with respect to any and all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred; and (b) the fees and expenses of a Party’s legal counsel, accountants, consultants and other experts and advisors so incurred.

ARTICLE II

Exchange of Class A Units for Exchange Shares

2.1.            Exchange by the Members. At the Closing, each Member shall sell, transfer, convey, assign and deliver to RCCC its Class A Units free and clear of any Encumbrance in exchange for a number of shares of Common Stock equal to its Class A Units multiplied by the Exchange Ratio.

2.2.            Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kline Law Group, PC in Irvine, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (such date of Closing, the “Closing Date”).

ARTICLE III

Conditions to Closing; Termination

3.1.            Members Conditions Precedent. The obligations of the Members to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)               Representations and Covenants. The representations and warranties of RCCC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. RCCC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by RCCC on or prior to the Closing Date. RCCC shall have delivered to the Members a certificate, dated the Closing Date, signed by the Chief Executive Officer of the RCCC, to the foregoing effect.

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(b)               Actions. No Action shall have been instituted before any Governmental Authority or instituted or threatened by any Governmental Authority to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.

(c)               Consents. All material Permits required to be obtained, and all filings required to be made, by RCCC for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by RCCC, except where the failure to receive such Permits or to make such filings would not have a RCCC Material Adverse Effect.

(d)               No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2020 which has had or is reasonably likely to cause an RCCC Material Adverse Effect.

(e)               Secretary’s Certificate. RCCC shall have delivered to Holdings a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the RCCC Articles of Incorporation, the RCCC Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(f)                Good Standing Certificate. RCCC shall have delivered to Holdings a certificate of good standing of RCCC dated within five (5) business days of Closing issued by the Secretary of State of the State of Nevada.

(g)               Payoff Letters and Releases. RCCC shall have delivered to Holdings such pay-off letters and releases relating to Liabilities of RCCC as Holdings shall request, in form and substance satisfactory to Holdings.

(h)               Lien Searches. If requested, RCCC shall have delivered to Holdings the results of UCC, judgment lien and tax lien searches (the Searches”) with respect to RCCC, the results of which indicate no liens on the assets of RCCC. The cost and expenses related to the Searches shall be prepaid by Holdings.

(i)                 Release. RCCC shall have delivered to Holdings a duly executed release by the current member, directors and officers of RCCC in favor of Holdings, in form and substance satisfactory to Holdings.

(j)                 Issuance of Exchange Shares. At the Closing, RCCC shall have issued the Exchange Shares to the Members. At or within five (5) business days following the Closing, RCCC shall deliver to each Member a certificate representing the new Exchange Shares issued to such Member.

(k)               Transfer of Assets and Liabilities. The Board of Directors of RCCC shall have approved the Asset Transfer and Liability Disposition.

(l)                 Resignations. RCCC shall have delivered the Resignation Letters to Holdings.

(m)               Adoption and Approval of New Equity Compensation Plan. The Board of Directors and shareholders of RCCC have approved and adopted the New Equity Compensation Plan, and the shall have issued replacement grants under such Plan for all outstanding Class I Units.

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(n)               Amended Charter. The Board of Directors and stockholders of RCCC have approved and adopted the Amended Charter, and RCCC shall have provided a stamped copy from the Secretary of State of the State of Nevada evidencing the filing and effectiveness of the Amended Charter.

(o)               Election of New Board. RCCC shall have elected the New Board Members to the RCCC Board effective as of the Closing.

(p)               Issuance of Preferred Stock. RCCC shall have filed designations (the “Designations”) with the Secretary of State for the State of Nevada in the form set forth as Exhibit “A” to this Agreement to designate a new series of Preferred Stock designated as Series A Preferred Stock (the “Series A Preferred”) and shall have issued all of such Series A Preferred to General Pacific Partners, LLC, as the representative of the stockholders of RCCC as of the Closing Date (the “Representative”).

(q)               Other. Such other documents as Holdings may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of RCCC evidencing the performance by RCCC, or the compliance by RCCC with, any covenant or obligation required to be performed or complied with by RCCC, (ii) evidencing the satisfaction of any condition referred to in this Article III, or (iii) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

3.2.            RCCC Conditions Precedent. The obligations of RCCC to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)               Representations and Covenants. The representations and warranties of the Members and Holdings contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Members and Holdings shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and Holdings on or prior to the Closing Date. Each of Holdings and the Members shall have delivered to RCCC a certificate, dated the Closing Date, to the foregoing effect.

(b)               Actions. No Action shall have been instituted before any Governmental Authority or instituted or threatened by any Governmental Authority to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.

(c)               Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Members or Holdings for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Members or Holdings, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Companies.

(d)               Financial Statements. Holdings shall have delivered the Holdings Financial Statements.

(e)               Minimum Investment. Holdings shall have received a minimum of $250,000 in cash of capital investment.

(f)                No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since November 30, 2020 which has had or is reasonably likely to cause a Material Adverse Effect on Holdings.

(g)               Secretary’s Certificate. Holdings shall have delivered to RCCC a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Operating Agreement and resolutions of its Board of Managers and Members approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

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(h)               Good Standing Certificate. Holdings shall have delivered to RCCC a certificate of good standing of Holdings dated within five (5) business days prior to the Closing Date issued by the Secretary of State of the State of Delaware.

(i)                 Transfer Documents. The Members shall deliver such transfer documents for the transfer of the Class A Units as reasonably requested by the Company.

(j)                 Other. Such other documents as RCCC may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Holdings evidencing the performance by Holdings, or the compliance by Holdings with, any covenant or obligation required to be performed or complied with by Holdings (ii) evidencing the satisfaction of any condition referred to in this Article III, or (iii) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

3.3.            Termination.

(a)               The Parties may terminate this Agreement as provided below:

(i)                Holdings and RCCC may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)               RCCC may terminate this Agreement by giving written notice to Holdings at any time prior to the Closing (A) in the event Holdings or any Member has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, RCCC has notified Holdings and/or the Member of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before February 15, 2021 by reason of the failure of any condition precedent under Section 3.1 hereof (unless the failure results primarily from RCCC itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)             Holdings may terminate this Agreement by giving written notice to RCCC at any time prior to the Closing (A) in the event RCCC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Holdings has notified RCCC of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before February 15, 2021 by reason of the failure of any condition precedent under Section 3.2 hereof (unless the failure results primarily from Holdings or any Member breaching any representation, warranty, or covenant contained in this Agreement).

(b)               If any Party terminates this Agreement pursuant to Section 3.3(a) above, the agreements contained in Section 7.5 shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

ARTICLE IV
Representations and Warranties of the Members

Each of the Members hereby severally, and not jointly, represents and warrants to RCCC with respect to itself, as follows.

4.1.            Good Title. The Member is the record and beneficial owner and has good and marketable title to its Class A Units set forth opposite its name on Annex A, with the right and authority to sell and deliver such Units free of all Encumbrances.

4.2.            Organization. Each Member that is an entity is duly organized or formed and validly existing in its jurisdiction of organization or formation.

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4.3.            Power and Authority. The Member has the requisite legal power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Member to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

4.4.            No Conflicts. The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof will not (a) require the consent of any third party or any Governmental Authority under any Law, (b) violate any Laws applicable to the Member; or (c) violate or breach any Contract to which the Member is a party.

4.5.            Actions. There is no pending Action against the Member that involves its Class A Units or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the Knowledge of the Member, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

4.6.            No Finder’s Fee. The Member has not created any obligation to pay any finder, investment banker or broker fee in connection with the Transactions.

4.7.            Purchase Entirely for Own Account. The Exchange Shares to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing such Exchange Shares, except in compliance with applicable securities laws.

4.8.            Available Information. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Exchange Shares.

4.9.            Non-Registration. The Member understands that the Exchange Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Exchange Shares in accordance with RCCC’s Organizational Documents or the laws of the State of Nevada.

4.10.        Restricted Securities. The Member understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of the Exchange Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Exchange Shares is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Member further acknowledges that if the Exchange Shares are issued to the Member in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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4.11.        Accredited Investor. The Member is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act and the Member was not organized for the specific purpose of acquiring the Exchange Shares.

4.12.        Legends. The Member acknowledges that the Exchange Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO RCCC AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO RCCC, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

4.13.        Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Member consents to RCCC making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE V
Representations and Warranties of Holdings

Holdings represents and warrants as follows to RCCC.

5.1.            Organization, Standing and Power. Each Company was duly formed, and is validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Companies, to materially affect the ability of either Company to perform its obligations under this Agreement or on the ability of the Companies to consummate the Transactions. Each Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership of its assets make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Companies. Each Company has delivered to RCCC true and complete copies of its Organizational Documents, in each case as amended through the date of this Agreement.

5.2.            Subsidiaries; Equity Interests. All the outstanding membership interests in Del Valley have been validly issued and are as of the Effective Date owned by Holdings, free and clear of all Encumbrances. Except for Del Valley, Holdings does not own, directly or indirectly, any other Subsidiary.

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5.3.            Capital Structure. The total aggregate number of authorized Membership Units is 7,900,000 Class A Units and 400,000 Class I Units. As of the Effective Date, there are 7,900,000 Class A Units outstanding and 400,000 Class I Units outstanding. No other membership interests or other securities of Holdings are authorized, issued, reserved for issuance or outstanding. All Class A Units are duly authorized, validly issued, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law, the Holdings Operating Agreement, or any Contract to which Holdings is a party or otherwise bound. There is no Indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Class A Units may vote. As of the Effective Date, there are no any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Holdings is a party (a) obligating Holdings to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership interests of or other equity interest in, Holdings, (b) obligating Holdings to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the membership interests of Holdings. There are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any of its Membership Units.

5.4.            Authority. Holdings has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Holdings of this Agreement and the consummation by Holdings of the Transactions have been duly authorized and approved by the Board of Managers and the holders of Class A Units, and no other proceedings on the part of Holdings are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Holdings in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

5.5.            No Conflicts; Consents. The execution and delivery by Holdings of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in a Default or the creation of any Encumbrance upon any of the assets of either Company under any provision of (i) the Holdings Operating Agreement or the Del Valley Operating Agreement, (ii) any material Contract to which a Company is a party or by which any of their respective assets is bound or (iii) any material Governmental Order or material Law applicable to either Company’s respective assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Companies and in the case of clause (iii) any filings and other matters referred to in Section 5.5(b), except for any required filings that may be required under applicable “Blue Sky” or state securities commissions, no material Contract, Governmental Order or Permit of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to either Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

5.6.            Taxes. Neither Company has filed any Tax Returns. All forms of Taxation imposed on either Company have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Companies. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Companies have no Knowledge of any basis for any such claim.

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5.7.            Benefit Plans. Holdings does not have or maintain any Benefit Plan other than as set forth on the Holdings Disclosure Schedule. As of the date of this Agreement there are not any severance or termination agreements or arrangements between Holdings or any of its subsidiaries and any current or former employee, officer or director of Holdings or any of its subsidiaries, nor does Holdings or any of its subsidiaries have any general severance plan or policy other than as set forth on the Holdings Disclosure Schedule.

5.8.            Actions. There is no Action pending or threatened in writing before or by Governmental Body, stock market, stock exchange or trading facility against or affecting either Company or any of their respective assets which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the Companies. Neither Company, nor any Manager or Officer of either Company (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

5.9.            Compliance with Law. Each Company has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Companies. Neither Company has not received any written communication from a Governmental Authority that alleges that it is not in compliance in any material respect with any applicable Law.

5.10.        Brokers. No broker, investment banker, financial advisor or other Person is entitled to any fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either Company or any Member.

5.11.        Contracts. There are no Contracts that are material to the business, assets, condition (financial or otherwise), results of operations or prospects of the Companies. Neither Company is in Default under any Contract to which it is a party or by which it or any of its assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Companies.

5.12.        Title to Properties. Neither Company owns any real property. Each Company has sufficient title to, or valid leasehold interests in, all of its assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a Material Adverse Effect on the Companies All such assets, other than assets in which a Company has leasehold interests, are free and clear of all Encumbrances other than those set forth in the Holdings Disclosure Schedules and except for Encumbrances that, in the aggregate, do not and will not materially interfere with the ability of either Company to conduct business as currently conducted.

5.13.        Intellectual Property. Each Company owns or otherwise has the right to use all Intellectual Property Rights which are material to the conduct of its business. There are no claims pending or, to the Knowledge of Holdings, threatened that either Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

5.14.        Financial Statements. The Holdings Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period indicated other than the absence of footnotes and customary year-end adjustments. The Holdings Financial Statements shall fairly present in all material respects the financial condition and operating results of Holdings as of December 31, 2020, and the balance sheet included therein shall include all Liabilities other than (a) Liabilities incurred in the ordinary course of business subsequent to December 31, 2020, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Holdings Financial Statements.

5.15.        Transactions with Affiliates and Employees. None of the managers or officers of Holdings and, to the knowledge of Holdings, none of the employees of either Company is presently a party to any transaction with either Company (other than for services as employees, officers and managers), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Holdings, any entity in which any officer, manager or any such employee has a substantial interest or is an officer, director, manager, trustee or partner.

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5.16.        Investment Company. Holdings is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17.        Foreign Corrupt Practices. Neither Company, nor, to the Knowledge of Holdings, any manager, officer, agent, employee or other Person acting on behalf of either Company has, in the course of its actions for, or on behalf of, such Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.18.        Absence of Certain Changes or Events. From November 30, 2020 through the Effective Date, each Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)               any change in the assets, liabilities, financial condition or operating results of Holdings or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the Companies;

(b)               any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the Companies;

(c)               any waiver or compromise by either Company of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by either Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the Companies;

(e)               any material change to a material Contract by which either Company or any of its respective assets is bound or subject;

(f)                any mortgage, pledge, transfer of a security interest in, or lien, created by either Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company’s ownership or use of such property or assets;

(g)               any loans or guarantees made by either Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)               any alteration of either Company’s method of accounting;

(i)                any declaration or payment of dividend or distribution of cash or other property to the Members or any purchase, redemption or agreements to purchase or redeem any Membership Units;

(j)                any issuance of equity securities to any officer, Manager or affiliate; or

(k)               any arrangement or commitment by either Company to do any of the things described in this Section 5.18.

5.19.        No Additional Agreements. Holdings does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

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ARTICLE VI
Representations and Warranties of RCCC

RCCC represents and warrants as follows to the Members and Holdings.

6.1.            Organization, Standing and Power. RCCC is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on RCCC, a material adverse effect on the ability of RCCC to perform its obligations under this Agreement or on the ability of RCCC to consummate the Transactions (a “RCCC Material Adverse Effect”). RCCC is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a RCCC Material Adverse Effect. RCCC has delivered to Holdings true and complete copies of the RCCC Articles of Incorporation and the RCCC Bylaws, as amended through date of this Agreement.

6.2.            Subsidiaries; Equity Interests. RCCC does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

6.3.            Capital Structure. On the Closing Date, the authorized capital stock of RCCC shall consist of 250,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 100,000 shares have been designated as the Series A Preferred. Immediately prior to the Closing, there shall be 10,000,000 shares of Common Stock and 100,000 shares of Series A Preferred that are issued and outstanding. No shares of capital stock or other voting securities of RCCC are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of RCCC are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada law, the RCCC Articles of Incorporation, the RCCC Bylaws or any Contract to which RCCC is a party or otherwise bound. There is no Indebtedness of RCCC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting RCCC Debt”). As of the Effective Date, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which RCCC is a party or by which it is bound (a) obligating RCCC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, RCCC or any Voting RCCC Debt, (b) obligating RCCC to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of RCCC. As of the date of this Agreement, there are not any outstanding contractual obligations of RCCC to repurchase, redeem or otherwise acquire any shares of capital stock of RCCC. The stockholder list provided to Holdings is a current list of all stockholders as of the date of this Agreement and such list accurately reflects all of the issued and outstanding shares of the RCCC’s common stock.

6.4.            Issuance of the Exchange Shares. The Exchange Shares have been duly authorized by the Board of Directors of RCCC, and upon issuance to the Members at the Closing, all Exchange Shares will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada law, the RCCC Articles of Incorporation, the RCCC Bylaws or any Contract to which RCCC is a party or otherwise bound.

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6.5.            Authority; Execution and Delivery; Enforceability. The execution and delivery by RCCC of this Agreement and the consummation by RCCC of the Transactions have been duly authorized and approved by the Board of Directors of RCCC and the holders of a majority of its capital stock and no other corporate proceedings on the part of RCCC are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of RCCC, enforceable against RCCC in accordance with the terms hereof.

6.6.            No Conflicts; Consents.

(a)               The execution and delivery by RCCC of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any Default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of RCCC under, any provision of (i) the RCCC Articles of Incorporation or RCCC Bylaws, (ii) any material Contract to which RCCC is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 6.6(b), any material Governmental Order or material Law applicable to RCCC or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a RCCC Material Adverse Effect.

(b)               No Permit from, any Governmental Authority is required to be obtained or made by or with respect to RCCC in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

(c)               The Board of Directors of RCCC has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Sections 78.411 through 78.444 of the Nevada Revised Statutes are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Transactions. No other Takeover Statute applies or purports to apply to the issuance of the Exchange Shares, this Agreement or any of the Transactions.

6.7.            Taxes.

(a)               RCCC has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a RCCC Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a RCCC Material Adverse Effect.

(b)               The RCCC Financial Statements reflect an adequate reserve for all Taxes payable by RCCC (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against RCCC, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a RCCC Material Adverse Effect.

(c)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of RCCC. RCCC is not bound by any agreement with respect to Taxes.

6.8.            Benefit Plans. RCCC does not, and since its inception never has, maintained or contributed to Benefit Plans providing benefits to any current or former employee, officer or director of RCCC. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between RCCC and any current or former employee, officer or director of RCCC, nor does RCCC have any general severance plan or policy.

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6.9.            Actions. There is no Action against or affecting RCCC or any Subsidiary of RCCC or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Exchange Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a RCCC Material Adverse Effect. Neither RCCC nor any Subsidiary of RCCC, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

6.10.        Compliance with Applicable Laws. RCCC is in compliance with all applicable Laws except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a RCCC Material Adverse Effect. RCCC has not received any written communication during the past two years from a Governmental Authority that alleges that RCCC is not in compliance in any material respect with any applicable Law.

6.11.        Contracts. Except as set forth on the RCCC Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of RCCC taken as a whole. RCCC is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a RCCC Material Adverse Effect.

6.12.        Title to Properties. RCCC has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which RCCC has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of RCCC to conduct business as currently conducted. RCCC has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. RCCC enjoys peaceful and undisturbed possession under all such material leases.

6.13.        Intellectual Property. RCCC does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of RCCC, threatened that RCCC is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

6.14.        SEC Documents. RCCC has filed all reports, schedules, forms, statements and other documents as required by the SEC and RCCC has delivered or made available to Holdings all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “RCCC SEC Documents”). The RCCC SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such RCCC SEC Documents, and none of the RCCC SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Holdings prior to the date of this Agreement), none of the RCCC SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of RCCC included in such RCCC SEC Documents (the “RCCC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of RCCC and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by RCCC’s independent accountants). Except as set forth in the RCCC SEC Documents, at the date of the most recent audited financial statements of RCCC included in the RCCC SEC Documents, neither RCCC nor any of its subsidiaries had, and since such date neither RCCC nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a RCCC Material Adverse Effect.

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6.15.        Undisclosed Liabilities. Neither RCCC nor any of its subsidiaries has any Liability (except for (a) Liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) Liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $1,000.00 in the aggregate and (c) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

6.16.        Transactions With Affiliates and Employees. None of the officers or directors of RCCC and, to the Knowledge of RCCC, none of the employees of RCCC is presently a party to any transaction with RCCC or any Subsidiary of RCCC (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of RCCC, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6.17.        Solvency. Based on the financial condition of RCCC as of the Closing Date (and assuming that the Closing shall have occurred), (a) RCCC’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of RCCC’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) RCCC’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by RCCC, and projected capital requirements and capital availability thereof, and (c) the current cash flow of RCCC, together with the proceeds RCCC would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. RCCC does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

6.18.        Investment Company. RCCC is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.19.        Foreign Corrupt Practices. Neither RCCC, nor to RCCC’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of RCCC has, in the course of its actions for, or on behalf of, RCCC (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

6.20.        Absence of Certain Changes or Events. Except as disclosed in the RCCC SEC Documents, since the date of the most recent financial statements included in the RCCC SEC Documents, RCCC has conducted its business only in the ordinary course, and during such period there has not been:

(a)               any change in the assets, liabilities, financial condition or operating results of RCCC from that reflected in the RCCC Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a RCCC Material Adverse Effect;

(b)               any damage, destruction or loss, whether or not covered by insurance, that would have a RCCC Material Adverse Effect;

(c)               any waiver or compromise by RCCC of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by RCCC, except in the ordinary course of business and the satisfaction or discharge of which would not have a RCCC Material Adverse Effect;

(e)               any material change to a material Contract by which RCCC or any of its assets is bound or subject;

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(f)                any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)               any resignation or termination of employment of any officer of RCCC;

(h)               any mortgage, pledge, transfer of a security interest in or lien created by RCCC with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair RCCC’s ownership or use of such property or assets;

(i)                 any loans or guarantees made by RCCC to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                 any declaration, setting aside or payment or other distribution in respect of any of RCCC’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by RCCC;

(k)                any alteration of RCCC’s method of accounting or the identity of its auditors;

(l)                 any issuance of equity securities to any officer, director or affiliate, except pursuant to existing RCCC stock option plans; or

(m)               any arrangement or commitment by RCCC to do any of the things described in this Section 6.20.

6.21.        No Registration Matters. RCCC has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of RCCC registered with the SEC or any other governmental authority that have not been satisfied.

6.22.        No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to RCCC, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by RCCC under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by RCCC of its Common Stock and which has not been publicly announced.

6.23.        No Additional Agreements. RCCC does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

ARTICLE VII
Covenants

7.1.            RCCC Shareholder Matters. Promptly after the Effective Date, RCCC shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of the Common Stock, or obtain a unanimous written consent of such holders in lieu of a meeting, for the purpose of seeking approval of:

(a)               the Amended Charter, including provisions to effect the Name Change;

(b)               this Agreement, including the issuance of the Exchange Shares in connection with the Exchange and the Transactions;

(c)               the change of control of RCCC resulting from the Exchange;

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(d)               the election of the New Board Members; and

(e)               the New Equity Compensation Plan.

7.2.            RCCC Assets and Liability Disposition. Promptly after the Effective Date, the board of directors of RCCC shall approve a plan to complete the Asset and Liability Disposition through one or a series of transactions, which transactions shall be consummated within two weeks following the Closing Date. Upon the request of Holdings, RCCC shall promptly provide to Holdings status updates on the Asset and Liability Disposition and/or copies of all transaction documents related to the Asset and Liability Disposition.

7.3.            Blue Sky Laws. RCCC shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Exchange Shares in connection with this Agreement.

7.4.            Public Announcements. RCCC and Holdings will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.5.            Fees and Expenses. All Transaction Expenses shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.6.            Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.7.            Exclusivity. No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of RCCC or Holdings (as applicable), or any assets of RCCC or Holdings (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each Party shall notify the other immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.8.            Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

7.9.            Preservation of Business. From the date of this Agreement until the Closing Date, each of Holdings and RCCC shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

7.10.        Reserved.

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7.11.        Piggyback Registration Rights

(a)               Each Holder holding any RCCC Shares (the “Piggyback Shares”) immediately prior to the Closing shall have piggyback registration rights. Each time RCCC shall determine to file a registration statement under the Securities Act (other than on Form S-4 or Form S-8 or another form not available for registering the Registrable Shares for sale to the public or any successor form to such forms or any registration of securities as it relates to an offering and sale to management of RCCC pursuant to any employee stock plan or other employee benefit plan arrangement) in connection with the proposed offer and sale of any of its equity securities either for its own account or on behalf of any other security holder, RCCC shall give prompt written notice of its determination to all Holders of Piggyback Shares (a “Piggyback Notice”). In the event a Holder or Holders, within 20 days after the receipt of the Piggyback Notice, notify RCCC of their desire that such Piggyback Shares be included in the registration statement, RCCC shall include in the registration statement all such Piggyback Shares, all to the extent requisite to permit the sale or other disposition by the prospective Holder(s) of the Piggyback Shares to be so registered; provided, however, that RCCC may at any time, in its sole discretion, withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other securities originally proposed to be registered.

(b)               Expenses. With respect to each Piggyback Registration, RCCC shall pay, and shall reimburse each Holder for paying, any expenses incurred in connection with such registration, including, without limitation, all registration, qualification, printing and accounting fees and all fees and disbursements of counsel for RCCC and the reasonable fees and disbursements of not more than one counsel for each participating Holders and all underwriting discounts and commissions applicable to the Piggyback Shares included in such registration statement.

(c)               Restrictions on Issuance. RCCC agrees not to issue any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock for the period commencing 15 days prior to the closing of the offering of securities included in any Piggyback Registration and ending on the 90th day following such closing.

(d)               Underwriters’ Cutback. Notwithstanding the foregoing, if a registration pursuant to this Section 7.11 involves an “Underwritten Offering” and the managing underwriter or underwriters of such proposed Underwritten Offering in good faith advise RCCC that the total or kind of securities that holders of Piggyback Shares and any other Persons intend to include in such offering would be reasonably likely to adversely affect the price, timing, or distribution of the securities offered in such offering in any material respect, then RCCC shall register only such number of applicable Piggyback Shares as the managing underwriter advises in good faith would not cause such adverse effects (the “Maximum Number”), and such Maximum Number shall be allocated among RCCC, holders of and any other applicable holders in the following order:

(i)               first, the securities to be issued and sold by RCCC in such registration; and

(ii)              second, among the holders of Piggyback Shares exercising Piggyback Registration Rights, and any other holders of applicable RCCC exercising rights to be included in such registration (collectively with Piggyback Shares, the “Registrable Shares”) pro rata based upon the number of applicable Registrable Shares requested to be included in such registration by each such holder of Registrable Shares.

7.12.        Make-Good Shares.

(a)               The parties acknowledge that after the Closing, RCCC shall seek to procure additional capital funding for the purposes of executing its business plan. To the extent RCCC shall not have raised a total of $300,000 in capital funding within 90 days of the Closing (the “Target Date”) inclusive of the $250,000 of initial funding required as a condition precedent to the Closing, RCCC shall issue to the RCCC Shareholders, on a pro rata basis, additional newly issued shares of Common Stock equal to 2.5% of the total issued and outstanding common shares of RCCC as of the Closing.

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(b)               In addition, until the “Cut-Off Date”, if (i) any balance sheet contained in any of RCCC’s Quarterly Reports on Form 10-Q (a “10-Q”) shall have less than $25,000 in cash or cash equivalents (the “Cash Shortfall”), or (ii) RCCC shall fail to timely file any 10-Q which is not subsequently filed within thirty (30) days of the applicable required filing date; then for each month after that RCCC continues to have a Cash Shortfall or file a delinquent 10-Q, RCCC shall issue to the RCCC Shareholders, on a pro-rata basis, additional newly issued shares of Common Stock equal to 1.0% of the total issued and outstanding shares of Common Stock of RCCC as of the applicable quarterly period covered by the 10-Q. The term “Cut-Off Date” means the date of the end of the fiscal quarter in which RCCC generates total revenues for such fiscal quarter of at least two and one half million dollars ($2,500,000).

(c)               Shares of Common Stock issuable pursuant to this Section 7.12 are referred to as “Make Good Shares”. RCCC shall issue the Make Good Shares within 10 days after any event which would entitle the RCCC Shareholders to receive the Make Good Shares. In the event that RCCC does not issue and deliver the Make Good Shares in accordance with this Paragraph 7.12(b), then for each subsequent thirty day (30) day period that the RCCC Shareholders do not receive the Make Good Shares, RCCC shall issue additional newly issued shares of Common Stock equal to 1.0% of the total issued and outstanding shares of Common Stock of RCCC as of the date of the applicable quarterly period covered by the 10-Q.

(d)               If for any reason prior to the Cut-Off Date RCCC shall become a non-reporting company under the Securities Act of 1933, then the terms of the Series A Preferred Stock providing for the voting control of the Corporation by the holders of the Series A Preferred Stock shall become effective.

ARTICLE VIII
Indemnification

8.1.            Indemnification Obligations. The RCCC shareholders listed on Annex D hereto (the “Indemnifying Shareholders”) shall jointly indemnify, defend and hold harmless RCCC from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to: (i) Liabilities of RCCC prior to the Closing Date, other than the Retained Assets and Liabilities; or (ii) any failure to complete the Asset and Liability Disposition as set forth in Section 7.2 hereof. The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the RCCC described in this Section 8.1 as to which the RCCC is entitled to indemnification are collectively referred to as “RCCC Losses”.

8.2.            Indemnification Procedure.

(a)               Promptly following receipt by an indemnified party (an “Indemnified Party”) of notice by a third party of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any RCCC Losses, such Indemnified Party shall provide written notice thereof to the Indemnifying Shareholders (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any RCCC Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10-day period, then any RCCC Losses, shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

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(b)               No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of, or related to, such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party from all liability arising out of, or related to, such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party.

(c)               In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.2(c). In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII or the amount thereof, the claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

ARTICLE IX
Miscellaneous

9.1.            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties as set forth on the signature page hereof.

9.2.            Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Holdings, RCCC and Members holding a majority of the Class A Units. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Member to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Members that then hold the Exchange Shares.

9.3.            Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Members, RCCC and Holdings will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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9.4.            Independent Nature of Members’ Obligations and Rights. The obligations of each Member under this Agreement are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under this Agreement. The decision of each Member to acquire the Exchange Shares pursuant to this Agreement has been made by such Member independently of any other Member. Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Member shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Member to be joined as an additional party in any proceeding for such purpose. Each of Holdings and RCCC acknowledges that each of the Members has been provided with this same Agreement for the purpose of closing a transaction with multiple Members and not because it was required or requested to do so by any Member.

9.5.            Limitation of Liability. Notwithstanding anything herein to the contrary, each of RCCC and Holdings acknowledges and agrees that the liability of a Member arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Member, and that no trustee, officer, other investment vehicle or any other affiliate of such Member or any investor, shareholder or holder of shares of beneficial interest of such Member shall be personally liable for any liabilities of such Member.

9.6.            Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

9.7.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.8.            Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

9.9.            Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

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9.10.        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.11        In the event that any action is instituted by the Holders of the Class A Preferred Stock under this Agreement to enforce or interpret any of the terms hereof, the Holders of the Class A Preferred Stock shall be entitled to be paid by RCCC for all court costs and expenses, including reasonable attorneys’ fees, incurred by the Class A Preferred Stock Holders with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Class A Preferred Stock Holders as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the RCCC under this Paragraph (g) of this Agreement or to enforce or interpret any of the terms of this Agreement, shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Class A Preferred Stock Holders in defense of such action (including with respect to Class A Preferred Stock Holders’ counterclaims, cross-claims or Court of Appeals made in such action), unless as a part of such action the court determines that each of Class A Preferred Stock Holders material defenses to such action were made in bad faith or were frivolous.

9.12        Headings. The division of this Agreement into articles, sections and other subdivisions and the insertion of headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.13        No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Agreement.

9.14        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE, OR, IF NO FEDERAL COURT IN THE STATE OF DELAWARE ACCEPTS JURISDICTION, ANY STATE COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT, WITHOUT PREJUDICE TO THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH SUIT, ACTION OR ANY PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RC-1, INC.

By:______________________________

Name:

Title:

Address: _________________________

_________________________________

_________________________________

THE HOME INTEGRATOR HOLDINGS, LLC

By:______________________________

Name: John E. Parker

Title: Chief Executive Officer

Address: _________________________

_________________________________

_________________________________

MEMBERS:

_________________________________

_________________________________

_________________________________

Solely With Respect to Section 7.10 and Article VIII hereof:

CERTAIN RCCC SHAREHOLDERS:

_________________________________

_________________________________

_________________________________

[Signature Page to Share Exchange Agreement]

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ANNEX A

Members of Holdings

Name and Address of Member of Holdings	Percentage of Class A Units*	Number of Class A Units*
	%
	%
	%
TOTALS	100%	8,300,000

* Membership Units owned at Effective Time.

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ANNEX B

Retained Assets and Liabilities

30

ANNEX C

Stockholders of RCCC Subject to Restricted Period

Name and Address of RCCC Stockholder	Number of Shares of Common Stock*

TOTAL

*Common Stock owned at Effective Time.

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ANNEX D

Indemnifying Shareholders

Name and Address of Indemnifying Shareholder

32